October
                              13th
                              1 9 9 5






                                                      412,190-009





International Lease Finance Corporation
1999 Avenue of the Stars, 39th Floor
Los Angeles, California  90067

          Re:  Up to $750,000,000 Aggregate Principal
               Amount of Medium-Term Notes, Series H of
               International Lease Finance Corporation
               (the "Notes")

Ladies and Gentlemen:

          We have acted as your counsel in connection with the issuance and sale from time to time of the Notes. The Notes constitute a series of the Debt Securities registered on a Registration Statement on Form S-3 (File No. 33-62649)
(the "Registration Statement"), filed by International
Lease Finance Corporation (the "Company") under the Securities Act of 1933, as amended. The Notes are being issued under an Indenture, dated as of November 1, 1991 (the "Indenture"), between the Company and Bank of America Illinois (formerly Continental Bank, National Association), as Trustee.

          On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and when the Notes are executed and authenticated in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Distribution Agreement dated October 13, 1995 among the Company and Salomon Brothers Inc, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and except that the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

          We consent to the incorporation by reference of this opinion in the Company's Current Report on Form 8-K, event date
October 13, 1995 and to its incorporation by reference into the Registration Statement.

                                   Respectfully submitted,
                                   O'Melveny & Myers